Exhibit 23.3

Consent of independent registered public accounting firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of D-Wave Quantum Inc. of our report dated April 18, 2023, except for the effects of the restatement discussed in Note 3 (not presented herein) to the consolidated financial statements appearing under Item 8 of D-Wave Quantum Inc.’s 2022 annual report on Form 10-K/A, as to which the date is March 15, 2024, relating to the consolidated financial statements of D-Wave Quantum Inc., which appears in D-Wave Quantum Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-3 (No. 333-284020) incorporated by reference in this Registration Statement.
/s/PricewaterhouseCoopers LLP
Chartered Professional Accountants
Vancouver, Canada
January 10, 2025